SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	36-2642766
(State or Other Jurisdiction	(IRS Employer
of Incorporation)	Identification No.)

130 East Randolph Drive, 24th Floor
Chicago, Illinois	60601-6207
(Address of Principal Executive Offices)	(zip code)

If this form relates to the registration of a class of debt securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   {  }

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   {  }

Securities Act registration statement number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Common Stock Purchase Rights	New York Stock Exchange
Chicago Stock Exchange
Pacific Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.   Description of Registrant's Securities To Be Registered

The response to Item 1 is hereby amended by adding the following paragraphs and the attached exhibit.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "SEC") by Peoples Energy Corporation (the "Company") filed with the SEC on May 3, 1996 (the "Form 8-A"). The Form 8-A relates to the common stock purchase rights (the "Rights") of the Company and the Rights Agreement dated as of May 1, 1996 (the "Rights Agreement"), by and between the Company and Harris Trust and Savings Bank, as Rights Agent. The Form 8-A, and the Rights Agreement

On October 6, 1999, the Company's Board of Directors approved and adopted an amendment to the Rights Agreement dated as of October 6, 1999 ("Amendment No. 1"). Amendment No. 1 deletes the "independent director" provisions of the Rights Agreement. The other provisions of the Rights Agreement are not otherwise amended and continue in full force as set forth therein.

A copy of Amendment No. 1 is filed herewith as Exhibit 2. The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to such Exhibit, which is incorporated herein by reference.

Item 7.   Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith and incorporated herein by reference:

 Exhibit Number

1     Rights Agreement dated as of May 1, 1996, between Peoples Energy Corporation and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 1 of Registration Statement on Form 8-A filed May 3, 1996 (File No. 1-5540))

2     Amendment No. 1 to Rights Agreement, dated as of October 6, 1999, between Peoples Energy Corporation and Harris Trust and Savings Bank, as Rights Agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to its registration statement on Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION

Dated: October 18, 1999	By: /s/ JAMES M. LUEBBERS

Name: James M. Luebbers
Title: Chief Financial Officer & Controller

EXHIBIT 2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement ("Amendment No. 1") is made by and between Peoples Energy Corporation, an Illinois corporation (the "Company"), and at the direction of the Company Harris Trust and Savings Bank, acting as Rights Agent (the "Rights Agent"), as of the 6th day of October, 1999. Reference is made to the Rights Agreement dated as of May 1, 1996 (the "Agreement"). Capitalized terms not defined herein shall have the respective meaning ascribed to them in the Agreement.

WHEREAS, on October 6, 1999, the Board of Directors resolved to amend the Agreement;

NOW, THEREFORE, in accordance with Section 27 of the Agreement, the Company hereby desires to amend the Agreement as follows:

1.   Section 1(a), which defines the term "Acquiring Person," is hereby amended by deleting the phrase:

"acting by a vote of those directors of the Company whose approval would be required to redeem the Rights under Section 23"

 from the end of the final sentence.

2.   Section 1(w), which defines the term "Independent Director," is hereby deleted in its entirety, and all subsequent subsections of Section 1 are renumbered accordingly, and all cross-references to such renumbered sections are changed to refer to such sections as if renumbered.

3.   Section 3(a) is hereby amended by deleting the phrase:

"including a majority of the Independent Directors"

 from the second parenthetical.

4.   Section 11(a)(iii) is hereby amended by replacing the parenthetical that states:

"(including, without limitation, shares of preferred stock which a majority of the Independent Directors and the Board of Directors of the Company have deemed to have the same value as shares of Common Stock (such shares of preferred stock, "Common Stock Equivalents"))

 with the following:

"(including, without limitation, shares of preferred stock which a majority of the Board of Directors of the Company have deemed to have the same value as shares of Common Stock (such shares of preferred stock, "Common Stock Equivalents"))

 5.   Section 11(a)(iii) is hereby amended by deleting from clause (b)(6) the phrase:

"the Independent Directors and."

 6.   Section 11(d) is hereby amended by deleting the phrase:

"by the Independent Directors if the Independent Directors constitute a majority of the Board of Directors or, in the event the Independent Directors do not constitute a majority of the Board of Directors,"

 in both sentences in which it appears.

7.   Section 23(a) is hereby amended by deleting the following provision:

provided, however, that if the Board of Directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (x) or (y) below then there must be Independent Directors in office and such authorization shall require the concurrence of a majority of the Independent Directors: (x) such authorization occurs on or after the Shares Acquisition Date or (y) such authorization occurs on or after the date of a change (resulting from a proxy or consent solicitation) in the composition of a majority of the Board of Directors of the Company from the Board that was in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or if upon the commencement of such solicitation a majority of the Board of Directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event.

8.   Section 24(a) is hereby amended by deleting the parenthetical that states:

"(provided that there are then Independent Directors in office and a majority of the Independent Directors concur)."

 9.   Section 24(d) is hereby amended by deleting the words:

"the Independent Directors and."

 10.   Section 27 is hereby amended by deleting the parenthetical that states:

"(provided, however, that any such lengthening shall be effective only if there are Independent Directors and shall require the concurrence of a majority of such Independent Directors)."

 11.   Section 29 is hereby amended by replacing it in its entirety with the following:

Determinations and Actions by the Board of Directors. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the provisions of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for the purpose of clause (ii) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (i) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Right Certificates and all other parties, and (ii) not subject the Board to any liability to the holders of the Right Certificates.

12.   Except as specifically amended and set forth herein, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

13.   By execution of this Amendment No. 1, the Company hereby certifies to the Rights Agent that the amendments to the Agreement reflected herein comply with Section 27 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed and delivered as of the date first written above.

PEOPLES ENERGY CORPORATION

By: /s/ WILLIAM W. REYNOLDS

Name: William W. Reynolds
Title: Vice President and Treasurer

Attest:

By: /s/ JOHN G. NASSOS

Name: John G. Nassos

Title: Assistant Secretary

HARRIS TRUST AND SAVINGS BANK, as
Rights Agent

By: /s/ ARLENE M. KAMINSKI

Name: Arlene M. Kaminski
Title: Trust Officer

Attest:

By: /s/ SUSAN M. SHADEL

Name: Susan M. Shadel

Title: Vice President